Exhibit 5.1

Tel +1.214.220.7700 Fax +1.214.999.7816

May 19, 2021

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

Ladies and Gentlemen:

We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation of a registration statement on Form S-3ASR (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time by the selling stockholders named or to be named in the Registration Statement, pursuant to Rule 415 under the Securities Act, of 21,187,500 shares of the Company’s common stock, par value $.01 per share (the “Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s amended and restated certificate of incorporation and its amended and restated bylaws, each as amended to the date hereof (collectively, the “Charter Documents”); (ii) resolutions adopted by the board of directors of the Company (the board of directors, or to the extent permitted by Section 141 of the Delaware General Corporation Law, a duly constituted and acting committee thereof, being referred to herein as the “Board”); and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

As to any facts material to our opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates from officers of the Company and other representatives of the Company, and upon certificates of public officials.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws; and (vii) all Securities will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

May 19, 2021 Page 2

Based upon and subject to the foregoing, it is our opinion that the Shares are validly issued, fully paid and nonassessable.

The opinions expressed in this letter are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.